EXHIBIT 99.1

Contact:  Neenah Paper, Inc.

Bill McCarthy

Vice President – Financial Analysis and Investor Relations

678-518-3278

NEENAH PAPER ANNOUNCES CEO SUCCESSION PLAN

•                  Current Chairman and CEO Sean T. Erwin to retire as CEO effective at the Annual Meeting of Shareholders in May 2011 and will remain on the Board as Non-Executive Chairman.

•                  John P. O’Donnell, currently Senior Vice President and Chief Operating Officer, to succeed Mr. Erwin as CEO and join the Board of Directors.

•                  Julie Schertell promoted to the position of President of Neenah Paper’s Fine Paper business effective January 1, 2011.

ALPHARETTA, GEORGIA — November 18, 2010 — Neenah Paper, Inc. (NYSE: NP) today announced that its Board of Directors has approved an executive succession plan under which Sean T. Erwin will retire as Chief Executive Officer at the Annual Meeting of Shareholders in May 2011 and John P. O’Donnell, Senior Vice President and Chief Operating Officer, will be promoted to President and Chief Executive Officer concurrent with Mr. Erwin’s retirement. Mr. O’Donnell will also join the Board of Directors effective immediately.

Mr. Erwin (59) who has been Chairman and CEO since the formation of Neenah Paper following its spin-off from Kimberly-Clark in November 2004 will remain on the company’s Board of Directors as its Non-Executive Chairman.  Mr. O’Donnell (50) joined the company three years ago as President of its Fine Paper business after a successful 22 year career at Georgia Pacific and was named Chief Operating Officer in June 2010.  A native of Iowa, Mr. O’Donnell holds a bachelor’s degree from Iowa State University, and is a graduate of the Harvard Business School’s Advanced Management Program. Ms. Schertell (41) joined Neenah Paper in 2008 and is currently Vice President of Sales and Marketing for its Fine Paper business.

Mr. Jack McGovern, Lead Director of the Board, stated, “Neenah Paper’s Board of Directors has had an active succession planning process and since Sean advised the Board of his planned retirement last year, we have done considerable work, both with Sean as well as with external consultants, to ensure a smooth and successful transition.  The Board fully supports Sean’s recommendation that John is the best person to lead Neenah Paper forward. He is a proven leader who has shown the ability to develop and execute successful strategies.  Under Sean’s leadership, Neenah Paper was spun-out of Kimberly-Clark and successfully transitioned into a company focused on performance-based specialty products and premium papers. All of us on the Board and throughout the company are deeply appreciative of Sean’s leadership and many accomplishments that have resulted in Neenah Paper becoming the financially strong independent company that it is today. John is prepared and well qualified to assume leadership of the company and we look forward to working with him, while continuing to benefit from Sean’s insights and experience as a member of the Board.”

“It has been an honor to lead the Neenah Paper team since we started working on the spin-off from Kimberly-Clark in early 2004.”  Mr. Erwin said.  “Over the past six years the employees of Neenah Paper have accomplished a tremendous amount thanks to their hard work and dedication. Our market positions are strong and our financial position is sound. John is an outstanding leader and I am confident in his ability to lead Neenah Paper. He has done an excellent job in fine paper, increasing our share and expanding successfully into new growth markets while ensuring we aggressively manage costs and margins. John brings strategic direction and sound leadership skills to his new role.  Our succession plan was carefully developed and I know will be executed equally well. It has been a privilege to work as part of Neenah Paper, and I am looking forward to continuing as part of the Company’s future success.”

Commenting on the Board’s action, Mr. O’Donnell stated, “Neenah Paper is a company where the quality of our products is matched only by the talent and passion of our people.  Under Sean’s leadership, the company underwent significant transformation and is clearly well positioned to expand and prosper as we look to the future. I am grateful and enthusiastic to have the opportunity to lead Neenah Paper going forward and am pleased we have such a strong candidate in Julie Schertell who is prepared to assume leadership of our Fine Paper business.  Our specialty products and premium papers businesses have exciting organic and globalization opportunities and I’m committed to maintaining a strong balance sheet while delivering a responsible cadence of innovative growth initiatives that will create value for our shareholders”.

About Neenah Paper, Inc.

Neenah Paper is a leading global manufacturer of premium, performance-based papers and specialty products used in a variety of applications including filtration, printing and writing, and as backing and component materials for various specialized industrial and consumer applications. Products are marketed under well-known brands such as CLASSIC®, ENVIRONMENT®, CRANE®, KIMDURA®, Gessner®, JET-PRO® SofStretch(TM) and varitess®. Based in Alpharetta, Georgia, the company has paper manufacturing operations in the United States and Germany. Additional information about Neenah Paper can be found at the company’s web site, www.neenah.com.